Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Infrastructure and Energy Alternatives, Inc. of our report dated February 19, 2018 relating to the consolidated balance sheets of IEA Energy Services, LLC and Subsidiaries as of December 31, 2017 and 2016, the related consolidated statements of operations, changes in member’s equity (deficit), and cash flows for each of the three years in the period ended December 31, 2017, appearing in the Current Report on Form 8-K of Infrastructure and Energy Alternatives, Inc. as of March 29, 2018, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Indianapolis, Indiana

April 17, 2018